STATEMENT OF DESIGNATION, PREFERENCES AND RIGHTS OF

CLASS A CUMULATIVE CONVERTIBLE PREFERRED STOCK OF

AMERICAN ENTERPRISE DEVELOPMENT CORPORATION

Pursuant to Article 2.13.D of the Texas Business Corporation Act (the “TCBA”), American Enterprise Development Corporation, a corporation organized and existing under the TBCA (the “Corporation”), hereby certifies:

1.	That the name of the Corporation is American Enterprise Development Corporation.
2.

That attached hereto as Exhibit “A” is a copy of the resolutions of the Board of Directors of the Corporation, which wee adopted on December 22, 2003 and which relate to the establishment and designation of a series of Class A Cumulative Convertible Preferred Stock and fixes and determines the preferences, limitations and relative rights thereof.

3.	That such resolutions were duly adopted by all necessary action on the part of the Corporation.

IN WITNESS WHEREAS, the Corporation has caused this Statement of Designation to be signed by its duly authorized officer on April 23, 2004.

AMERICAN ENTERPRISE DEVELOPMENT CORPORATION

By:  /s/ Jonathan C. Gilchrist_________

Jonathan, C. Gilchrist, Chairman

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Exhibit “A”

UNANIMOUS CONSENT OF THE

BOARD OF DIRECTORS OF

AMERICAN ENTERPRISE DEVELOPMENT CORPORATION

The Board of Directors hereby approves the fol1owing Resolutions by Unanimous Consent.

RESOL VED, that pursuant to the authority granted to and vested in the Board of Directors of this Corporation (the “Board of Directors” or the “Board”) in accordance with the provisions of its Amended and Restated Articles of Incorporation, the Board of Directors hereby creates a Class of the Corporation’s previously authorized Preferred Stock, par value $0.0006 per share (the “Preferred Stock”), and hereby states the designation and number of shares, and fixes the relative rights, preferences, privileges, powers and restrictions thereof as follows:

Class A Cumulative Convertible Preferred Stock:

Article I. Designation and Amount

The designation of this Class, which consists of 1,000,000 shares of Class A Preferred Stock. (the “Class A Preferred Stock”) and the stated value is $0.0006 per share (the “Stated Value”).  The number of shares of the Class A Preferred Stock may be decreased from time to time by a resolution or resolutions of the Board of Directors; provided however, that no such amendment shal1 reduce the number of shares of the Class A Preferred Stock to a number less than the aggregate number of shares of the Class A Preferred Stock then outstanding. Notwithstanding any other provision in this Certificate of Designation, the Corporation shall not be required to issue fractional shares of Class A Preferred Stock.

Article II. Rank

All Class A Preferred Stock shall rank (i) prior to the Corporations common stock, per value $.0003 per share (the “Common Stock”), unless the holders of Class A Preferred Stock shall otherwise consent, prior to any other class or Class of the Corporation’s capital stock as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

Article III. Dividends

A.

The holders of shares of Class A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds at the time legally available therefore, dividends, at a rate two times the dividend allotted to the common stock.

B.

A holder of shares of Class A Preferred Stock shall not be entitled to receive any dividends or other distributions with respect to any share of Class A Preferred Stock except as provided herein and shall have no right to receive preferred dividends (i) after conversion of such share or (ii) after any Mandatory Conversion Date with respect to such share.

Article IV. Liquidation Preference

A

If the Corporation shall commence a voluntary case under the federal bankruptcy laws or any other applicable federal or state bankruptcy, insolvency or similar law, or consent to the entry of an order for relief in an involuntary case under any law or to the appointment of receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of substantially all of its property, or make an assignment for the benefit of its creditors, or if a decree or order for relief in respect of the Corporation shall be entered by a court having jurisdiction in the premises in an involuntary case under the federal bankruptcy laws or any other applicable federal or state bankruptcy, insolvency or similar law resulting in the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or ofsubstantia1ly all of its property, or ordering the winding up of liquidation of its affairs, and any such decree at order shall be unstayed and in effect for a period of 60 consecutive days and, on account of any such event (a “Liquidation Event”), the Corporation shall liquidate, dissolve or wind up, or if the Corporation shall otherwise liquidate, dissolve or wind up, no distribution shall be made to the holders of any shares of capital stock of the Corporation (other than any class or Class of Preferred Stock that, in accordance with Article II, ranks senior to the Class A Preferred Stock) upon such liquidation, dissolution or winding up unless prior thereto, the holders of shares of Class A Preferred Stock shall have received the Liquidation Preference (as defined below) with respect to each share. If upon the occurrence of a Liquidation Event, the assets and funds available for distribution among the holders of the Class A Preferred Stock shall be insufficient to permit the payment to such holders of the preferential amounts payable thereon, then the entire assets and funds legally available for distribution to the Class A Preferred. Stock shall be distributed ratably among such shares.

B.

After payment in full of the Liquidation Preference of $3 per share, the Class A Preferred Stock, holders of Class A Preferred Stock shall participate in any additional disposition upon Liquidation alongside the common shareholders as if their shares of Class A Preferred Stock had been converted prior to the event of liquidation.

C.

Neither the consolidation, merger or other business combination of the

Corporation with or into any other entity nor the sale, exchange or transfer of all or substantially all the assets of the Corporation shall be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this Article unless such sale, exchange or transfer is in connection with a plan of liquidation, dissolution or winding up of the Corporation.

D.

For purposes hereof, the “Liquidation Preference” means, with respect to such share of Class A Preferred Stock, an amount equal $3 per share of Class A Preferred Stock.

Article V. Redemption

The Class A Preferred Stock shall have no redemption rights.

Article VI. Conversion at Option of Holders

A.

The Class A Preferred Stock shall be convertible, in whole but not in part, into fully paid and nonassessable shares of Common Stock at any time in accordance with this Article VI.  The number of shares of Common Stock deliverable upon conversion of a share of Class A Preferred Stock shall be two shares of Common Stock for each one share of Class A Preferred Stock, (the “Conversion Ratio”).

B.

In case the Corporation shall (i) declare a dividend or make a distribution on the outstanding shares of its Common Stock in shares of its Common Stock, (ii) subdivide its outstanding shares of Common Stock into a greater number of shares, or (iii) combine its outstanding shares of Common Stock into a smaller number of shares, the Conversion Ratio in effect at the time of the record date for such dividend or distribution or the effective date of such subdivision or combination shall be proportionately adjusted so that the holder of any shares of

Class A Preferred Stock surrendered for conversion after such time shall be entitled to receive the aggregate number of shares of Common Stock that the holder would have owned or been entitled to receive had such shares of Class A Preferred Stock been converted immediately prior to such record date or effective date and the resulting Common Stock bad been subject to such dividend, distribution, subdivision or combination.

C.

No fractional shares of Common Stock or other securities, if any, or scrip representing fractional shares of Common Stock or other securities, if any, shall be issued upon the conversion of any share or shares of Class A Preferred Stock. If the conversion of a share or shares of Class A Preferred Stock results in a fraction of Common Stock, or other securities, such fractional shares shall be disregarded and the number of shares of Common Stock issuable upon conversion shall be the next higher number of such shares.

D.

The Corporation at all times that any shares of Class A Preferred Stock are outstanding shall reserve a number of shares of authorized but unissued Common Stock sufficient to provide for the conversion of the Class A Preferred Stock.  If the Corporation shall issue any securities or make any change in its capital structure that would change the number of shares of Common Stock into which each share of Class A Preferred Stock shall be convertible at the then current Conversion Ratio, the Corporation shall at the same time also make proper provision so that thereafter there shall be a sufficient number of shares of Common Stock authorized and reserved for conversion of the outstanding Class A Preferred Stock.

E.

In case of (i) any reclassification or change of the outstanding shares of Common Stock (other than a change in par value, or from, par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), (ii) any consolidation or merger of the Corporation with any other corporation (other than a merger in which the Corporation is the surviving or continuing corporation and its outstanding capital stock is unchanged), (iii) any sale or transfer of all or substantially all of the assets of the Corporation or (iv) any share exchange pursuant to which all of the outstanding shares of Common Stock are converted into other securities or property, the Corporation shall in each such case make appropriate provision or cause appropriate provision to be made so that the holders of shares of Class A Preferred Stock then outstanding shall have the right thereafter to convert each such share of Class A Preferred Stock into the kind and amount of other securities and property receivable upon such reclassification, consolidation, merger, sale, transfer or share exchange by a holder of the number of shares of Common Stock into which each such share of Class A Preferred Stock might have been convened immediately prior to such reclassification, consolidation, merger, transfer or sale exchange. To the extent that as a resu1t of any such reclassification, consolidation, merger, sale, transfer or share exchange the Class A Preferred

Stock becomes convertible into a new common stock of the Corporation or the common stock of any other corporation involved in a merger with the Corporation, the Corporation shall make appropriate provision or cause appropriate provision to be made so that the Conversion Ratio with respect to such new common stock shall be subject to further adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to Common Stock contained in this Article VI.  If in connection with any such reclassification, consolidation, merger, sale, transfer or share exchange, each holder of shares of Common Stock is entitled to elect to receive alternative forms of consideration upon completion of such transaction, the Corporation shall provide or cause to be provided to each holder of Class A Preferred Stock upon conversion thereof the shares of capital stock or other securities or property receivable by a holder of Common Stock who failed to make an election with respect to the form of consideration receivable in such transaction.

F.

Upon the occurrence of each adjustment or readjustment of the Conversion Ratio pursuant to this Article VI, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Class A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in reasonable detail the basis therefor.  The Corporation shall, upon the written request at any time of any bolder of Class A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustment or readjustment, (ii) the Conversion Ratio at me time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other securities or property that at the time would be received upon conversion of a share of Class A Preferred Stock.

Article VII. Conversion at the Option of the Corporation

In the event (i) the Common Stock is traded on a securi1ics exchange, over-the-counter market or other public trading system or exchange and (ii) the Common Stock issuable upon conversion of the then outstanding shares of Class A preferred Stock trades at a closing price of $5 per share or higher for any 20 out of 25 consecutive trading days, then the Company may give notice of forced conversion and 30 days from the date of notice all Class A Preferred Stock shall be automatically converted into common stock at the then existent conversion ratio. If’ not previously converted at the option of the holder or the Company, each share of Preferred Stock will automatically convert to Common Stock on the fifth anniversary of the Closing.  The Corporation shall cause to be mailed to all holders of Class A Preferred Stock at their last address reflected on the Corporation’s books and records a notice notifying such holders that the Corporation has exercised its conversion right pursuant to this Article VII (a “Conversion Notice”).  The number of shares of Common Stock issuable upon conversion of the Class A Preferred Stock shall be as set forth in Article VI.

4

Article VIII. Voting Rights

In addition to any voting rights provided by law, the holders of shares of Class A Preferred

Stock shall have the following rights:

A.

So long as the Class A Preferred Stock is outstanding, each share of Class A Preferred Stock shall entitle the holder thereof to hold two votes on all matters voted on by holders of the capital stock of the Corporation into which such share of Class A Preferred Stock is convertible, voting together as a single class with the other shares entitled to vote, at all meetings of the stockholders of the Corporation.

B.

The affirmative vote of the holders of a majority of the voting power represented by the outstanding shares of Class A Preferred Stock., voting separately as a single class, shall be necessary to (i) authorize, adopt or approve an amendment to the Amended and Restated Articles of Incorporation of the Corporation that would either (A) increase or decrease the aggregate number or par value of authorized shares of Class A Preferred. Stock, (B) alter or change the powers, preferences or special rights of any shares of capital stock so as to affect the shares of Class A Preferred Stock adversely or (C) increase the number of authorized shares of capital stock of the Corporation or (ii) issue any shares of capital stock of the Corporation that are senior to the Class A Preferred Stock.

(i) At each meeting of stockholders at which the holders of shares of Class A

Preferred Stock shall have the right, voting separately as a single class, to take any action, the presence in person or by proxy of the holders of record of one-third of the voting power represented by the total number of shares of Class A Preferred Stock voting separately as a single class then outstanding and entitled to vote on the matter shall constitute a quorum.  At any such meeting or at any adjournment thereof;

(ii) the absence of a quorum of the holders of Class A Preferred Stock shall not prevent the election of directors, and the absence of a quorum of the holders of shares of any other class or Class of Capital stock shall not prevent the taking of any action pursuant to this Article VIII; and

(iii) in «he absence of a quorum of the holders of Class A Preferred Stock, the holders of a majority of the voting power represented by such stock present in person or by proxy shall have the power to adjourn the meeting as to the actions to be taken by the holders of Class A Preferred Stock from time to time and without notice other than announcement at the meeting until a quorum shall be present.

C.

Unless as otherwise required by law, the holders of shares of Class A Preferred Stock shall have no voting rights except as set forth in this Article VIII.

IN WITNESS WHEREOF, this certificate of Designation is executed on behalf of the Corporation by its President this 22 day of December, 2003.

AMERICAN ENTERPRISE DEVELOPMENT CORPORATION

By: _____//S// Jonathan C. Gilchrist. Chairman

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